                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                (Amendment No. 1)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 RAZORFISH, INC.
                                 ---------------
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $0.01 PAR VALUE
                      -------------------------------------
                         (Title of Class of Securities)

                                    755236106
                                    ---------
                                 (CUSIP Number)

                                 AUGUST 20, 2001
                                 ---------------
             (Date of Event which Requires Filing of This Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                                  (Page 1 of 9)
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--------------------------------------------------------------------------------
CUSIP NO. 755236106                  13G/A                     PAGE 2 OF 9 PAGES
--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Seneca Investments LLC
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      5.      SOLE VOTING POWER

       NUMBER                 6,871,666 shares
     OF SHARES        ----------------------------------------------------------
   BENEFICIALLY       6.      SHARED VOTING POWER
     OWNED BY
       EACH                   None
     REPORTING        ----------------------------------------------------------
    PERSON WITH       7.      SOLE DISPOSITIVE POWER

                              6,871,666 shares
                      ----------------------------------------------------------
                      8.      SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,871,666 shares
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           |_|
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                                  (Page 2 of 9)
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--------------------------------------------------------------------------------
CUSIP NO. 755236106                    13G/A                   PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Pegasus Investors II, LP
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      5.      SOLE VOTING POWER

       NUMBER                 None (See Item 4)
     OF SHARES        ----------------------------------------------------------
   BENEFICIALLY       6.      SHARED VOTING POWER
     OWNED BY
       EACH                   None
     REPORTING        ----------------------------------------------------------
    PERSON WITH       7.      SOLE DISPOSITIVE POWER

                              None (See Item 4)
                      ----------------------------------------------------------
                      8.      SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None (See Item 4)
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           |_|
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           None (See Item 4)
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                                  (Page 3 of 9)
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--------------------------------------------------------------------------------
CUSIP NO. 755236106                    13G/A                   PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Pegasus Investors II GP, LLC
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      5.      SOLE VOTING POWER

       NUMBER                 None (See Item 4)
     OF SHARES        ----------------------------------------------------------
   BENEFICIALLY       6.      SHARED VOTING POWER
     OWNED BY
       EACH                   None
     REPORTING        ----------------------------------------------------------
    PERSON WITH       7.      SOLE DISPOSITIVE POWER

                              None (See Item 4)
                      ----------------------------------------------------------
                      8.      SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None (See Item 4)
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           |_|
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           None (See Item 4)
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                                  (Page 4 of 9)

--------------------------------------------------------------------------------
CUSIP NO. 755236106                    13G/A                   PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Omnicom Group Inc.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                      5.      SOLE VOTING POWER

       NUMBER                 None (See Item 4)
     OF SHARES        ----------------------------------------------------------
   BENEFICIALLY       6.      SHARED VOTING POWER
     OWNED BY
       EACH                   None
     REPORTING        ----------------------------------------------------------
    PERSON WITH       7.      SOLE DISPOSITIVE POWER

                              None (See Item 4)
                      ----------------------------------------------------------
                      8.      SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None (See Item 4)
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           |_|
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           None (See Item 4)
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                                  (Page 5 of 9)
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ITEM 1(a)         NAME OF ISSUER:

                  Razorfish Inc. ("Razorfish")

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  32 Mercer Street, 3rd Floor
                  New York, New York 10013

ITEM 2(a)         NAME OF PERSONS FILING:

                  Seneca Investments LLC ("Seneca")
                  Pegasus Investors II, LP ("Pegasus Investors")
                  Pegasus Investors II GP, LLC ("Pegasus")
                  Omnicom Group Inc. ("Omnicom")

                  Each filing party expressly disclaims responsibility to update this Schedule 13G on behalf of any other filing parties. Each filing party makes the statements contained only as to itself and has no responsibility for the accuracy or completeness of any statement made by any other filing parties.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Seneca:
                  437 Madison Avenue
                  New York, New York 10022

                  Pegasus and Pegasus Investors:
                  99 River Road
                  Cos Cob, Connecticut 06807

                  Omnicom:
                  437 Madison Avenue
                  New York, New York 10022

ITEM 2(c)         CITIZENSHIP:

                  Seneca:  Delaware

                  Pegasus Investors and Pegasus:  Delaware

                  Omnicom:  New York

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock, $0.01 par value

ITEM 2(e)         CUSIP NUMBER:

                  755236106


                                  (Page 6 of 9)
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ITEM 3            IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
                  13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4            OWNERSHIP.

                  (A) AMOUNT BENEFICIALLY OWNED:                6,871,666 shares

                  (B) PERCENT OF CLASS:                         6.7%

                  (C) NUMBER OF SHARES AS TO WHICH SUCH
                      PERSON HAS:

                    (I) SOLE POWER TO VOTE OR TO DIRECT THE
                        VOTE                                    6,871,666 shares

                    (II) SHARED POWER TO VOTE OR TO DIRECT THE
                         VOTE                                   0 shares

                    (III) SOLE POWER TO DISPOSE/DIRECT THE
                          DISPOSITION OF                        6,871,666 shares

                    (IV) SHARED POWER TO DISPOSE/DIRECT THE
                         DISPOSITION OF                         0 shares

                  Pegasus Investors, Pegasus and Omnicom disclaim beneficial ownership of all of Razorfish common shares to which this
                  Schedule 13G relates.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Seneca's wholly owned subsidiary, Communicade LLC, is the record owner of the shares to which this Schedule 13G relates.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable


                                  (Page 7 of 9)
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ITEM 10           CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  (Page 8 of 9)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 21, 2001

                                          SENECA INVESTMENTS LLC


                                          By: /s/ GERARD A. NEUMANN
                                             -----------------------------------
                                                  Chief Financial Officer


                                          PEGASUS INVESTORS II, LP

                                          By:  Pegasus Investors II GP, LLC, its
                                                   General Partner


                                          By: /s/ ANDREW BURSKY
                                             -----------------------------------
                                                  Vice President


                                          PEGASUS INVESTORS II GP, LLC


                                          By: /s/ ANDREW BURSKY
                                             -----------------------------------
                                                  Vice President


                                          OMNICOM GROUP INC.


                                          By: /s/ RANDALL J. WEISENBURGER
                                             -----------------------------------
                                                  Executive Vice President


                                  (Page 9 of 9)